Exhibit 99.1

                                  NEWS RELEASE

For Release:      For Immediate Release
Contact:          Ray Singleton
                  (303) 296-3076

      Basic Earth Announces Interim Results on North Dakota Drilling Effort

Denver, Colorado, September 28, 2004 - Basic Earth Science Systems, Inc. (Basic or the Company) (OTCBB: BSIC) reported today that it has concluded drilling operations in the Lynn #2 in Williams County, North Dakota. Based on surveys conducted in this well, Basic and its partners have terminated drilling operations in the Devonian Duperow formation and have canceled plans to drill to the deeper Red River formation. However, the Company has been sufficiently encouraged by the results of these surveys to install casing. Installing casing in a well represents a decision to continue operations past the drilling phase to determine if commercial production can be established. The Lynn #2, operated by Missouri Basin Well Service, Inc., is located in the Indian Hills Field in northwest North Dakota. Basic has an approximate 18 percent interest in the well and estimates having spent approximately $170,000 for its portion of the drilling costs to the current depth. The Company had previously pre-paid $250,000 to cover its estimated drilling costs to the Red River formation. The funds saved by canceling plans to drill to the deeper Red River will cover a substantial portion of the $105,000 it expects to spend in efforts to place the Lynn #2 on production.

"We continue to be extremely encouraged by the results of our North Dakota efforts," said Ray Singleton, president of Basic. "We now anxiously await the results of completion testing on this second well in hopes that this well will also have a measurable impact on future revenues. With the benefit of continued high cash flows, the Company has undertaken a level of drilling activity that for this Company has been unprecedented in the last twenty years. With widely dispersed exposure, our efforts over the next several months will search for both natural gas and oil and involve both exploration and development drilling activities in North Dakota, Montana, Colorado and Texas. We are extremely excited about the significance these opportunities could have on the Company's reserves and future revenues."

In related developments, the Lynn #1 continues to flow at the rate of approximately 120 barrels of oil per day. In addition, the North Dakota Industrial Commission has recently approved an application to commingle production from both the existing Nisku completion and the deeper Duperow formation. The Company and its partners previously tested the Duperow formation and believe it is capable of production rates similar to the existing Nisku completion. Basic has an 18 percent working interest (14.4 percent net revenue interest) in the Lynn #1.

Basic's efforts to place its 3-D "Bright Spot," Yegua formation discovery in Wharton County, Texas on production are progressing on schedule and the Company expects to begin selling gas by late next week. This well is expected to have a measurable impact on the Company's revenues in addition to its gas reserves.

Basic is an oil and gas exploration and production company with primary operations in south Texas and in the Williston basin. Basic is traded on the "over-the-counter - bulletin board" under the symbol BSIC.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "if," "potential," "possible," "should," "would," "may," "will," "anticipate," "estimate," "expect," "intend" or "continue," or comparable words. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004 and the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2004, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.